EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

     We consent to the reference to our firm under the caption “Experts” in the Registration Statement Form S-3 and related prospectus for the registration of 106,675 shares of common stock filed with the Securities and Exchange Commission on April 15, 2005 of Ashford Hospitality Trust, Inc. and to the incorporation by reference therein of our reports dated March 15, 2005, with respect to the consolidated and combined financial statements and schedule of Ashford Hospitality Trust, Inc. and the Predecessor, Ashford Hospitality Trust, Inc. managements’ assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of Ashford Hospitality Trust, Inc. included in its Annual Report on Form 10-K for the year ended December 31, 2004 filed with the Securities and Exchange Commission.

     We also consent to the incorporation by reference therein of our reports on the Residence, Sea Turtle, Sheraton Philadelphia, and SpringHill properties dated March 24, 2004, April 2, 2004, March 29, 2004, and March 24, 2004, respectively, with respect to the historical summaries of revenue and direct operating expenses of these properties for the year ended December 31, 2003 included in Form 8-K/A filed on April 12, 2004.

/s/ Ernst & Young LLP

Dallas, Texas
April 15, 2005